Exhibit 16.1

March 3, 2015

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Commissioners:

We have read the statements made by Windstream Technologies, Inc. (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to item 4.01 of Form 8-K, as part of the Form 8-K of Windstream Technologies, Inc. dated March 3, 2015. We agree with the statements concerning our Firm in such Form 8-K. We have no basis to agree or disagree with other statements made under Item 4.01.

Very truly yours,

/s/ Hartley Moore Accountancy Corporation
Hartley Moore Accountancy Corporation